[ VEECO LETTERHEAD ]


REVISED

December 2, 1997

Don Kania, Ph.D.
438 Puerto Vallarta
Pleasanton, CA  94566

Dear Don:

      I am pleased to confirm our offer to have you join Veeco Instruments as Chief Technology Officer. This position includes a weekly base salary of $3,317.31 (annual equivalent is $172,500) plus stock options for 25,000 shares of Veeco stock in accordance with the Board approved Management Stock Option Plan. Veeco will pay to you a $15,000 sign on bonus upon joining the company. Your compensation package also includes a performance based annual bonus expected to be up to 30% of salary in accordance with the Board approved Management Bonus Plan. This position will be based in our San Jose Technology Center. In addition, Veeco will provide you with a bridge loan for up to two months and reflect an adjustment in your proposed base pay of $2,000 yearly, representing the after tax interest differential. In addition, this position includes a monthly car allowance of $550.

      Veeco Instruments Inc. offers a full range of employee benefits, including major medical and hospitalization, dental, life insurance and long term disability insurance. These benefits will be described to you in greater detail upon joining Veeco. You will be eligible to participate in the company's pre-tax 401(k) Plan during the next quarterly open enrollment. The 401(k) Plan does allow for rollover contributions from your previous employer's qualified savings plan. You will be eligible for fifteen days paid vacation accruing at ten hours per month.

      In regard to an executive compensation and retirement plan, Veeco has engaged Ernst & Young to propose a plan. Our goal is to implement a plan that is consistent with other hi-tech companies as well as to offer an attractive vehicle for retirement savings. The plan would be structured to target a retiremenet benefit of approximately 40% - 60% of an executive's gross salary. Until Ernst & Young concludes their study, we cannot enumerate the specific details of such a plan.

      In the event of an involuntary separation or change in job status from the company for reasons other than gross misconduct

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during the first three years of your employment, you will receive nine months'
salary continuation pay.

      Please be advised that the provisions set forth in this letter constitute all the terms of Veeco Instruments' offer of employment and supersede all previous conditions, whether verbal, written or implied.

      Don, I look forward to your joining the senior management of Veeco at a most exciting time in the growth. Kindly indicate your acceptance by signing and returning a copy of this confidential letter.

Very truly yours,

/s/ Wendy M. Hague
---------------------------
Wendy M. Hague
Director of Human Resources



Please sign below as your acknowledgment that you accept this employment offer.



     /s/ Don Kania
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     Don Kania, Ph.D.                                      Date


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